Exhibit 99.4

THIRD AMENDMENT

TO THE

HEALTH NET, INC. 401(k) SAVINGS PLAN

(As Amended and Restated effective January 1, 2008)

WHEREAS, Health Net, Inc. (the “Company”) heretofore has adopted and maintains the Health Net, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees of the Company and certain of its affiliates;

WHEREAS, the Company previously amended the Plan to provide for the treatment of a domestic partner of a participant as a spouse of the participant in certain respects; and

WHEREAS, the Company desires to make an additional change to the domestic partner provisions of the Plan.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 15.1 of the Plan, paragraph (13A) of the Plan is hereby amended in its entirety, effective as of April 1, 2011:

(13A) Domestic Partner. (a) a same sex individual married to a Participant under the state laws applicable to such Participant at the time of such marriage, (b) the civil union of an individual who is the same sex or opposite sex of a Participant under the state laws applicable to such Participant at the time of such civil union, or (c) a domestic partner who is the same sex or opposite sex of a Participant and, together with the Participant, has registered with a state or local government’s domestic partnership registry. No Participant may simultaneously have a Spouse and a Domestic Partner. In the event of such a conflict, the Participant will be deemed to have a Spouse and not to have a Domestic Partner to the extent required by federal law. However, if federal law does not require that the Plan recognize the Spouse only, then the Plan will recognize the person who first entered into a valid relationship with the Participant, provided such relationship has not been dissolved.

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be executed by its duly authorized officer this 7th day of June, 2011.

HEALTH NET, INC.

By:	/s/ Karin D. Mayhew
Karin D. Mayhew

Its:	Senior Vice President, Organization Effectiveness